 Exhibit 99.1

National Financial Partners Announces Fourth Quarter 2008 Results

Cash Earnings per Diluted Share of $0.70 for Fourth Quarter and $2.46 for 2008

Gross Margin Percentage Improved to 19.2% from 17.5% in the Third Quarter of 2008

Financial Highlights*	4Q 2008	4Q 2007	% Change	4Q 2008	3Q 2008	% Change	FY 2008	FY 2007	% Change
(Dollars in millions, except per share data)

Revenue	$299.3	$355.9	-15.9%	$299.3	$277.3	7.9%	$1,150.4	$1,194.3	-3.7%
Gross Margin %	19.2%	19.1%		19.2%	17.5%		18.1%	18.8%
Net (loss) income	(10.7)	19.3	NM	(10.7)	5.1	NM	14.8	54.2	-72.7%
Net (loss) income per diluted share	(0.26)	0.47	NM	(0.26)	0.12	NM	0.36	1.35	-73.3%
Cash earnings	28.4	33.6	-15.5%	28.4	23.7	19.8%	100.5	105.5	-4.7%
Cash earnings excluding management agreement buyout, net of tax	28.4	33.6	-15.5%	28.4	23.7	19.8%	100.5	113.2	-11.2%
Cash earnings per diluted share	0.70	0.82	-14.6%	0.70	0.56	25.0%	2.46	2.62	-6.1%
Cash earnings per diluted share excluding management agreement buyout, net of tax	$0.70	$0.82	-14.6%	$0.70	$0.56	25.0%	$2.46	$2.81	-12.5%
"Same store" revenue growth/decline	-17.1%	7.6%		-17.1%	-14.4%		-8.7%	0.3%
Net "same store" revenue growth /decline	-12.7%	7.7%		-12.7%	-11.3%		-6.9%	2.6%
"Same store" gross margin growth/decline	-18.0%	0.3%		-18.0%	-22.6%		-16.0%	-3.1%

*This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – February 10, 2009 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the fourth quarter ended December 31, 2008.

NFP reported a fourth quarter 2008 net loss of $10.7 million, or a loss of $0.26 per diluted share, compared with net income of $19.3 million, or income of $0.47 per diluted share, in the fourth quarter of 2007. Fourth quarter 2008 cash earnings was $28.4 million, or $0.70 per diluted share, compared with $33.6 million, or $0.82 per diluted share, in the fourth quarter of 2007. The net loss during the quarter was the result of a $31.0 million impairment of goodwill and intangible assets. Cash earnings declined primarily as a result of a decline in “same store” revenue offset in part by lower commissions and fees, operating and management fee expenses. (As of the fourth quarter of 2008, the Company modified its definition of cash earnings, a non-GAAP measure, to reduce cash earnings for the tax benefit of impairment of goodwill and intangible assets. Prior periods have been modified on a comparable basis. Cash earnings is now defined as net income excluding amortization of intangibles, depreciation, and the after-tax impact of the impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.)

Jessica Bibliowicz, chairman, president and chief executive officer, said, “Operating performance improved from the third to the fourth quarter of 2008. As we outlined previously, we are focused on reducing firm operating expenses. Our efforts impacted gross margin percentage, which improved 1.7 percentage points sequentially in the fourth quarter of 2008. In addition, we executed an amendment to our credit facility agreement in December, achieving our goal of obtaining additional financial flexibility in a difficult economic environment. Our focus remains on operating as efficiently as possible to maintain the profitability of our firms in a challenging economy.

Compared with the fourth quarter of 2007, our employee benefits businesses, which have been the focus of our acquisition strategy for the last several years, generated strong ‘same store’ revenue and gross margin growth. The increase in benefits revenue was offset by declines in our life insurance and financial advisory businesses.”

From the third to the fourth quarter of 2008, cash earnings increased $4.7 million, or 19.8%, and cash earnings per diluted share increased $0.14, or 25.0%. Revenue improved $22.0 million, or 7.9%, and gross margin as a percentage of revenue improved from 17.5% to 19.2%. The sequential quarter improvement in gross margin percentage was the result of lower commissions and fees and operating expenses as a percentage of revenue partially offset by increased management fees as a percentage of revenue.

Compared with the corresponding prior year period, “same store” gross margin declined 18.0% in the fourth quarter of 2008 and 16.0% for the full year. The decline for the quarter and year was the result of a decline in revenue partially offset by lower commissions and fees and management fee expenses for firms included in the “same store” calculation. The fourth quarter decline in “same store” gross margin was offset additionally by a decline in operating expenses for those firms included in the “same store” calculation. “Same store” calculations generally encompass firms that were owned by NFP for at least four full quarters at the beginning of the fourth quarter of 2008.  More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

For the full year 2008, cash earnings was $100.5 million, or $2.46 per diluted share, compared with cash earnings, excluding the cost of a management agreement buyout, net of tax, of $113.2 million, or $2.81 per diluted share in 2007. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Fourth Quarter Results

Revenue decreased $56.6 million, or 15.9%, to $299.3 million in the fourth quarter of 2008 from the prior year period. Components of the decrease included:

•	a “same store” revenue decline of $47.2 million, or 17.1%, to $228.9 million;
•

a decline of $9.3 million, or 12.1%, to $67.7 million from the Company’s Austin, Texas-based facility, which includes NFP Insurance Services, Inc., a licensed insurance agency and marketing organization, and NFP Securities, Inc., a registered broker-dealer; and

•	a decrease of $9.2 million from dispositions primarily related to the sale of a wholesale group benefits subsidiary in the first quarter of 2008.

These revenue decreases were offset in part by $6.2 million of revenue growth from firms acquired subsequent to the start of the fourth quarter of 2007 as well as adjustments for eliminations. Net “same store” revenue, which is revenue less commissions and fees expense for firms included in the “same store” calculation, declined 12.7% during the fourth quarter of 2008.

Gross margin before management fees was $109.5 million in the fourth quarter of 2008, a decrease of $26.4 million, or 19.4%, from the prior year period. Gross margin, which includes management fees as a component of cost of services, was $57.5 million in the fourth quarter of 2008, a decrease of $10.5 million, or 15.4%, from the prior year period.

As a percentage of revenue, gross margin was 19.2% in the fourth quarter of 2008 compared with 19.1% in the prior year period. Despite the revenue decline, the gross margin percentage was stable as a result of lower commissions and fees expense, an expense which varies directly with revenue, and lower management fees expense as a percentage of revenue, partially offset by higher operating expenses as a percentage of revenue. In absolute terms, operating expenses declined 2.4% in the fourth quarter of 2008 compared with the prior year period due to expense reduction initiatives and dispositions partially offset by expenses from new firms.

Management fees as a percentage of gross margin before management fees was 47.5% in the fourth quarter of 2008 versus 50.0% a year ago. Management fees include a component based on annual performance as well as an additional incentive component in which the Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. The decline in management fee percentage during the quarter was the result of a reduction in incentive payment accruals to $0.7 million during the fourth quarter of 2008 versus $5.4 million in the prior year period.

General and administrative expense (G&A) increased $0.6 million, or 4.4%, to $15.3 million in the fourth quarter of 2008 compared with the prior year period. G&A included $1.4 million in severance expense related to a 20% headcount reduction at the Company’s New York-based corporate headquarters in the fourth quarter of 2008.

In the fourth quarter of 2008, the Company took a $31.0 million impairment charge related to eighteen firms. The higher than typical level of impairments reflected the impact of the current economic environment on both the risk adjusted discount rate and future cash flow assumptions utilized in the Company’s impairment analysis. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis for potential impairments throughout the year.

Amortization of intangibles increased 5.7% in the fourth quarter of 2008 due to acquisition activity in prior periods. Fourth quarter 2008 taxes were higher than pre-tax income due to the non-deductible nature of certain impairments.

Acquisitions

In 2008, the Company completed 20 transactions (including 13 sub-acquisitions) representing $16.8 million in base earnings.  These acquisitions generated revenue of approximately $60.8 million in 2007, the most recent full year prior to acquisition.  (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.)   Since its third quarter earnings announcement, the Company has completed a small number of previously agreed upon sub-acquisitions.

Earnings Conference Call & Presentation

The Company will conduct its fourth quarter 2008 earnings conference call and audio webcast on February 11, 2009, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 213-8895 (when prompted, callers should provide the access code “NFP”). The conference call and webcast will be accompanied by a presentation. The presentation will be available for electronic download on the Company’s Web site approximately one hour before the conference call and webcast is scheduled to begin. The presentation may also be viewed automatically upon connecting to the webcast. To listen to the conference call over the Internet, visit www.nfp.com/ir. The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 25079234. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax), gross margin before management fees and percentages or calculations using these measures. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. As of the fourth quarter of 2008, the Company modified its definition of cash earnings to reduce cash earnings for the tax benefit of impairment of goodwill and intangible assets. Prior periods have been modified on a comparable basis. Cash earnings is now defined as net income, excluding amortization of intangibles, depreciation, and the after-tax impact of the impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Gross margin before management fees should not be viewed as a substitute for gross margin. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the Company’s quarterly financial supplement, available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and companies. NFP is headquartered in New York and operates a distribution network of over 175 owned firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "project," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to high net worth individuals and companies, (4) NFP's ability, through its operating structure, to respond quickly and effectively to regulatory, operational or financial situations, (5) NFP's ability to manage its business effectively and profitably through the principals of its firms, and any losses that NFP may take, on dispositions of firms or otherwise, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) developments in the pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in NFP’s relationships with insurance companies, (8) changes in premiums and commission rates and the rates of other fees paid to NFP’s firms, including life settlement and registered investment advisory fees, (9) a recessionary economic environment, resulting in fewer sales of financial services or products, including rising unemployment which could impact group benefit sales based on reduced headcount, and the availability of credit in connection with the purchase of such products or services, or consumer hesitancy in spending, (10) adverse results or other consequences from litigation, arbitration, regulatory investigations and inquiries, or internal compliance initiatives, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the financial services, insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions, (13) changes in interest rates or general economic and credit market conditions, including changes that adversely affect NFP’s ability to access capital, such as the global credit crisis that began in 2007 and continues today, (14) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require the Company to test for impairment, and the impact of any impairments that the Company may take, (15) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock and recent uncertainty in the U.S. financial markets, (16) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry, (17) the impact of the adoption or modification of certain accounting treatments or policies and changes in underlying assumptions, relating to, among other things, impairments, which may lead to adverse financial results, (18) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, (19) the continued availability of borrowings and letters of credit under NFP’s credit facility, and (20) other factors described in NFP's filings with the Securities and Exchange Commission (the “SEC”), including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 19, 2008, and in NFP’s Quarterly Report on

Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 7, 2008. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source:  National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-1039

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited-in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Commissions and fees	$299,252	$355,884	$1,150,387	$1,194,294

Cost of services:
Commissions and fees	87,381	115,017	362,868	386,460
Operating expenses (1)	102,387	104,918	408,968	371,610
Management fees (2)	51,956	67,921	170,683	211,825
Total cost of services	241,724	287,856	942,519	969,895
Gross margin	57,528	68,028	207,868	224,399

Corporate and other expenses:
General and administrative	15,289	14,646	64,189	58,495
Amortization of intangibles	9,871	9,340	39,194	34,303
Impairment of goodwill and intangible assets	31,031	2,222	41,257	7,877
Depreciation	3,665	3,045	13,371	11,010
Management agreement buyout	—	—	—	13,046
Loss (gain) on sale of subsidiaries	2	120	(7,663)	(1,864)
Total corporate and other expenses	59,858	29,373	150,348	122,867
Income from operations	(2,330)	38,655	57,520	101,532

Net interest and other	(1,337)	(486)	(5,691)	(878)
Income before income taxes	(3,667)	38,169	51,829	100,654

Income tax expense	7,043	18,895	36,993	46,422
Net (loss) income	$(10,710)	$19,274	$14,836	$54,232

Earnings per share:
Basic	$(0.27)	$0.50	$0.38	$1.42
Diluted	$(0.26)	$0.47	$0.36	$1.35

Weighted average shares outstanding:
Basic	39,720	38,807	39,543	38,119
Diluted	40,725	40,892	40,933	40,254

(1) Excludes amortization and depreciation shown separately in Corporate and other expenses.

(2) Excludes management agreement buyout shown separately in Corporate and other expenses.

CALCULATION OF GROSS MARGIN (Unaudited-in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenue	$299,252	$355,884	$1,150,387	$1,194,294
Cost of services:
Commissions and fees	87,381	115,017	362,868	386,460
Operating expenses (1)	102,387	104,918	408,968	371,610
Gross margin before management fees	109,484	135,949	378,551	436,224
Management fees (2)	51,956	67,921	170,683	211,825
Gross margin	$57,528	$68,028	$207,868	$224,399
Gross margin as percentage of revenue	19.2%	19.1%	18.1%	18.8%
Gross margin before management fees as percentage of revenue	36.6%	38.2%	32.9%	36.5%
Management fees, as a percentage of gross margin before management fees (2)	47.5%	50.0%	45.1%	48.6%

RECONCILIATION OF NET INCOME TO CASH EARNINGS (Unaudited-in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
GAAP net (loss) income	$(10,710)	$19,274	$14,836	$54,232
Amortization of intangibles	9,871	9,340	39,194	34,303
Depreciation	3,665	3,045	13,371	11,010
Impairment of goodwill and intangible assets	31,031	2,222	41,257	7,877
Tax benefit of impairment of goodwill and intangible assets	(5,474)	(300)	(8,137)	(1,899)
Cash earnings (3)	$28,383	$33,581	$100,521	$105,523
Management agreement buyout, net of tax	—	—	—	7,681
Cash earnings excluding management agreement buyout, net of tax (3)	$28,383	$33,581	$100,521	$113,204

GAAP net (loss) income per share - diluted	$(0.26)	$0.47	$0.36	$1.35
Amortization of intangibles	0.24	0.23	0.96	0.85
Depreciation	0.09	0.07	0.33	0.27
Impairment of goodwill and intangible assets	0.76	0.05	1.01	0.20
Tax benefit of impairment of goodwill and intangible assets	(0.13)	(0.01)	(0.20)	(0.05)
Cash earnings per share - diluted (4)	$0.70	$0.82	$2.46	$2.62
Management agreement buyout, net of tax	—	—	—	0.19
Cash earnings per share - diluted excluding management agreement buyout, net of tax (4)	$0.70	$0.82	$2.46	$2.81

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.
(3)

As of the fourth quarter of 2008, the Company modified its definition of cash earnings to reduce cash earnings for the tax benefit of impairment of goodwill and intangible assets. Prior periods have been modified on a comparable basis. Cash earnings is now defined as net income excluding amortization of intangibles, depreciation, and the after-tax impact of the impairment of goodwill and intangible assets.

(4)

The sum of the per-share components of cash earnings per share - diluted and cash earnings per share - diluted excluding management agreement buyout, net of tax, may not agree to cash earnings per share - diluted and cash earnings per share - diluted excluding management agreement buyout, net of tax, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited-in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$48,621	$114,182
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	75,109	80,403
Commissions, fees and premiums receivable, net	140,758	151,195
Due from principals and/or certain entities they own	16,329	14,366
Notes receivable, net	6,496	5,658
Deferred tax assets	9,435	17,413
Other current assets	19,284	17,034
Total current assets	316,032	400,251
Property and equipment, net	51,683	31,823
Deferred tax assets	24,858	20,561
Intangibles, net	462,123	475,149
Goodwill, net	635,693	610,499
Notes receivable, net	23,683	12,588
Other non-current assets	29,213	9,209
Total assets	$1,543,285	$1,560,080

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$73,159	$78,450
Borrowings	148,000	126,000
Income taxes payable	—	2,480
Due to principals and/or certain entities they own	38,791	68,493
Accounts payable	28,513	33,404
Dividends payable	—	8,171
Accrued liabilities	54,380	84,360
Total current liabilities	342,843	401,358
Deferred tax liabilities	119,399	116,115
Convertible senior notes	230,000	230,000
Other non-current liabilities	62,874	49,440
Total liabilities	755,116	796,913

STOCKHOLDERS’ EQUITY
Preferred stock at par value	—	—
Common stock at par value	4,388	4,244
Additional paid-in capital	834,263	780,678
Retained earnings	109,024	119,197
Accumulated other comprehensive income	(50)	—
Treasury stock	(159,456)	(140,952)
Total stockholders’ equity	788,169	763,167
Total liabilities and stockholders’ equity	$1,543,285	$1,560,080

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited-in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash flow from operating activities
Net (loss) income	$(10,710)	$19,274	$14,836	$54,232

Adjustments to reconcile to net cash provided by operating activities:
Deferred taxes	(3,448)	(3,194)	(3,425)	(14,516)
Stock-based compensation	2,591	3,415	12,623	12,900
Impairment of goodwill and intangible assets	31,031	2,222	41,257	7,877
Amortization of intangibles	9,871	9,340	39,194	34,303
Depreciation	3,665	3,045	13,371	11,010
Loss (gain) on sale of subsidiaries	2	120	(7,663)	(1,864)
Other, net	(26)	(2)	(26)	3,663

(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	6,833	(420)	11,570	(6,359)
Commissions, fees and premiums receivable, net	(30,490)	(33,178)	13,962	(13,451)
Due from principals and/or certain entities they own	15,857	4,298	(1,889)	(4,219)
Notes receivable, net - current	(37)	(497)	(926)	(1,023)
Other current assets	5,351	1,260	2,235	(746)
Notes receivable, net - non-current	(3,495)	458	(11,171)	(3,467)
Other non-current assets	1,916	161	(11,637)	1,778

Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	(8,560)	1,780	(11,477)	4,268
Income taxes payable	(3,355)	4,459	(2,480)	(7,007)
Due to principals and/or certain entities they own	72	22,634	(33,142)	2,978
Accounts payable	7,116	7,609	(5,309)	(7,053)
Accrued liabilities	4,563	13,333	(17,718)	22,982
Other non-current liabilities	3,367	7,716	14,266	12,120
Total adjustments	42,824	44,559	41,615	54,174
Net cash provided by operating activities	32,114	63,833	56,451	108,406

Cash flow from investing activities:
Proceeds from disposal of subsidiaries	92	—	22,615	1,920
Purchases of property and equipment, net	(2,919)	(4,993)	(33,241)	(13,308)
Payments for acquired firms, net of cash, and contingent consideration	(12,587)	(71,027)	(76,369)	(206,366)
Net cash used in investing activities	(15,414)	(76,020)	(86,995)	(217,754)

Cash Flow from financing activities:
Repayments of borrowings	(45,000)	(24,000)	(177,000)	(161,000)
Proceeds from borrowings	20,000	70,000	199,000	204,000
Proceeds from convertible senior notes	—	—	—	230,000
Convertible senior notes issuance costs	—	—	—	(7,578)
Proceeds from warrants sold	—	—	—	34,040
Proceeds of call options	—	—	—	(55,890)
Proceeds from stock-based awards, including tax benefit	(1,999)	1,250	1,482	19,277
Shares cancelled to pay withholding taxes	(135)	(2,636)	(815)	(3,425)
Payments for treasury stock repurchase	—	—	(24,612)	(106,605)
Dividends paid	(8,389)	(6,919)	(33,072)	(27,495)
Net cash (used in) provided by financing activities	(35,523)	37,695	(35,017)	125,324
Net (decrease) increase in cash and cash equivalents	(18,823)	25,508	(65,561)	15,976
Cash and cash equivalents, beginning of period	67,444	88,674	114,182	98,206
Cash and cash equivalents, end of the period	$48,621	$114,182	$48,621	$114,182
Supplemental disclosures of cash flow information
Cash paid for income taxes	$7,502	$12,937	$37,470	$48,571
Cash paid for interest	$2,188	$2,061	$9,756	$6,657